SUB-ITEM 77M
Mergers

Nuveen Multi-Market Income Fund,
formerly Nuveen Multi-Market Income Fund, Inc.
and formerly American Income Fund Inc.

811-05642




On September 8, 2014 the American Income Fund Inc.
changed its name to Nuveen Multi-Market Income Fund, Inc.
On November 19, 2014 all of the assets of the Nuveen Multi-Market Income Fund, Inc. f/k/a American Income Fund Inc., a Virginia corporation, were transferred to the Nuveen Multi-Market Income Fund, a Massachusetts business trust. The circumstances and details of the reorganization are contained in the DEF 14A filing on June 18, 2014, accession number 0001193125-14-241045, which materials are herein incorporated by reference.